Gaming Industry Visionary Bonnie Ross Joins Duolingo Board of Directors

PITTSBURGH, December 9, 2024 – Duolingo, Inc. (Nasdaq: DUOL), the world's leading mobile learning platform, announced today that it has appointed Bonnie Ross as an independent board member.

Ms. Ross is a pioneering visionary with 30 years of experience working in the gaming industry. Most recently, she served as Corporate Vice President for Microsoft and Head of the Halo franchise. In her leadership role, she was instrumental in advancing the Halo franchise, leveraging a dedicated and talented team to incorporate cutting-edge technology and storytelling. She led the expansion of Halo’s reach into transmedia, contributing to its evolution into a global phenomenon with over $6 billion in consumer spend, spanning games, live-action series, novels, and consumer products.

“A core principle at Duolingo is ‘make it fun’, because learning shouldn’t be boring,” said Luis von Ahn, CEO and co-founder of Duolingo. “Bonnie has deep experience in creating fun and innovative gaming experiences and building iconic global franchises. I couldn’t be happier to welcome her to our board.”

"As an enthusiastic Duolingo user, I’m inspired by the platform’s ability to make learning entertaining and engaging. It fosters a competitive and social learning environment and challenges me to keep making daily progress, particularly in my quest to impress Lily,” said Ms. Ross. “I’m eager to contribute to Duolingo’s mission of making high-quality education fun and available to everyone."

During her career at Microsoft, Ms. Ross developed or published many top titles, including Zoo Tycoon, Mass Effect and Gears of War. In 2019 she was inducted into the AIAS Hall of Fame for her contributions to the gaming industry and for her efforts to promote STEM learning and diversity, as a co-founder of the Women in Gaming community. She currently serves on the Dean’s Leadership Council for the College of Natural Sciences at Colorado State University.

About Duolingo
Duolingo is the leading mobile learning platform globally. Its flagship app has organically become the world's most popular way to learn languages and the top-grossing app in the Education category on both Google Play and the Apple App Store. With technology at the core of everything it does, Duolingo has consistently invested to provide learners a fun, engaging, and effective learning experience while remaining committed to its mission to develop the best education in the world and make it universally available.

Contact Information

Investors:
Deborah Belevan, IRC, CPA
ir@duolingo.com

Media:
Sam Dalsimer
press@duolingo.com